Exhibit 99.7

December 5, 2006

Dear Bandag Dealer:

As you know, Bandag and Bridgestone Americas jointly announced the signing of a merger agreement pursuant to which Bridgestone Americas will acquire all of the outstanding shares of Bandag stock. A copy of the press release is enclosed with this letter. Our expectation is that this transaction will close sometime after the first of the year, probably in late first quarter or early second quarter 2007.

This news is good news for Bandag, its dealers, its customers, its employees, and shareholders. This new relationship enables Bandag to position itself for continued prosperity in a changing marketplace.

With ever-increasing operating costs, customers today are focusing on comprehensive tire management solutions rather than just the price of the tire. To keep pace with the market and prepare for the future, it is critical that our business model continually evolve. By combining our businesses, Bandag and Bridgestone Americas will better serve dealers and customers by offering a comprehensive tire maintenance solution, backed by a complete line of new and retread truck tire offerings, and capabilities in vehicle services. Ultimately, this business combination will provide customers with a total tire offering, a streamlined way to manage their needs throughout a tire’s life cycle.

Because the transaction must first be approved by Bandag shareholders and undergo regulatory review, the two companies are limited by law in the steps they can take to integrate the businesses. For this reason we don’t have answers to many of your questions about future operations. Certainly, as information becomes available, we will share it with you. What we can tell you now is that:

•	First, this is a transaction based on strengths...
o	Bandag and Bridgestone are both leaders in their respective industries.
o	Bandag’s strengths in retreading technology and our passion for serving customers will continue to flourish in a strategic new business unit that Bridgestone Americas is expected to create especially for the addition of our business to theirs.
•	Second, this transaction is about opportunity, not about cost-cutting.
o	Being part of Bridgestone Americas enables Bandag retreads and vehicle services, and Bridgestone truck and bus tires to enter a very competitive arena with a combined offering that can be adapted to markets all over the world.

BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - Url www.bandag.com

•	Third, Bandag and its powerful brand will continue.
o	Our prospective new parent company has acknowledged that value, and Bandag will be positioned and thrive as a major new business unit, operating under the Bandag name.
o	Bandag will continue to be headquartered in Muscatine.
•	Fourth, joining these two organizations is a natural fit.
o	In the US and Canada, Bandag and Bridgestone Americas share very similar distribution networks. Outside the U.S. and Canada, each of us has a global presence that will enable the combined company to identify and leverage potential synergies. Together our technological strengths, distribution networks, and the talents and skills of the people in each organization will continue to lead the industry in our global markets.

As I said to the entire Bandag organization when we announced this agreement, this new relationship positions Bandag for continued prosperity in a changing marketplace. Continuing change in the industry is what makes this such a tremendous opportunity for Bandag and Bridgestone Americas.

In the days ahead we will be contacting each dealer individually to discuss any questions or concerns you may have. In the interim, if you have specific questions, please contact your Bandag field sales representative.

Sincerely,

Martin G. Carver
Chairman and CEO

In connection with the proposed combination of Bandag, Incorporated and Bridgestone Americas Holding, Inc. (the Merger), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.